Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” with respect to the combined financial statements of IOC – Kansas City, Inc. and Rainbow Casino Vicksburg Partnership L.P., in the Registration Statement (Form S-3) and related prospectus of Bally’s Corporation and to the incorporation by reference therein of our report dated February 2, 2021, included in Bally’s Corporation’s Current Report on Form 8-K/A dated February 3, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 18, 2021